Exhibit 11

Calculation of Basic Earnings Per Share

	Year Ended December 31		Six Months Ended December 31	Year Ended June 30
	2001	2000	2000	2000	1999
		(unaudited)
Net (loss) earnings	$(2,980,000)	$(2,624,000)	$(6,302,000)	$9,788,000	$22,733,000

Weighted average number of common shares outstanding	24,196,000	22,612,000	22,624,000	22,583,000	22,524,000

Basic (loss) earnings per share	$(.12)	$(.12)	$(.28)	$.43	$1.01

Calculation of Diluted Earnings Per Share

	Year Ended December 31		Six Months Ended December 31	Year Ended June 30
	2001	2000	2000	2000	1999
		(unaudited)
Net (loss) earnings	$(2,980,000)	$(2,624,000)	$(6,302,000)	$9,788,000	$22,733,000

Weighted average number of common shares outstanding	24,196,000	22,612,000	22,624,000	22,583,000	22,524,000

Dilutive effect of stock options outstanding after application of treasury stock method	0	0	0	41,000	208,000

Adjusted weighted average shares	24,196,000	22,612,000	22,624,000	22,624,000	22,732,000

Diluted (loss) earnings per share	$(.12)	$(.12)	$(.28)	$.43	$1.00